Item 77M - DWS International Fund (the
"Fund"), a series of DWS International Fund,
Inc. (the "Registrant")

1. Registrant incorporates by reference its Registration Statement on Form N-14, filed on
December 22, 2006 (Accession No.
0001193125-06-258876)

Shareholder Meeting Results:

A Special Meeting of Shareholders of DWS
Pacific Opportunities Equity Fund was held on
March 15, 2007. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

Approval of a proposed conversion of shares of each class of Pacific Opportunities Equity Fund into shares of the corresponding class of the Fund. In this conversion, shares of Pacific
Opportunities Equity Fund would be converted into shares of the Fund with an equal aggregate net asset value.

Affirmative
	4,057,346.747
Against
959,228.258
Abstain
175,690.263



2. Registrant incorporates by reference its Registration Statement on Form N-14, filed on
January 24, 2007 (Accession No. 0001193125-
07-011294)

Shareholder Meeting Results:

A Special Meeting of Shareholders of DWS
International Equity Fund was held on May 30,
2007. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

Approving an Agreement and Plan of
Reorganization and the transaction it
contemplates, including the transfer of all of the assets of DWS International Equity Fund, a series of DWS Advisor Funds, to the Fund, in exchange for shares of the Fund and the assumption by the Fund of all liabilities of DWS
International Equity Fund, and the distribution of such shares, on a tax-free basis, to the shareholders of DWS International Equity Fund.

Affirmative
	3,882,097.837
Against
221,361.811
Abstain
153,685.688